Exhibit 99.1

X-Rite Reports Continued Double-digit Growth and Improved Capital Structure

GRAND RAPIDS, Mich.--(BUSINESS WIRE)--May 5, 2011--X-Rite, Incorporated (NASDAQ:XRIT) today announced its financial results for the first quarter ended April 2, 2011. The Company’s results reflect continued broad-based revenue growth and another quarter of strong operating performance. The Company also successfully completed a refinancing of its debt facilities which simplifies the capital structure and will substantially reduce the Company’s interest costs.

Highlights for the quarter:

  First quarter 2011 net sales of $57.5 million, up 12.3 percent from the first quarter 2010
  First quarter 2011 operating income of $9.0 million, up $4.1 million from the first quarter 2010
  First quarter 2011 adjusted fully diluted earnings of $0.03 per share, compared to earnings of $(0.03) per share for the first quarter 2010. Adjusted fully diluted earnings per share exclude the impact of the Company’s debt refinancing and related charges. Reported fully diluted earnings for the first quarter 2011 were $(0.13) per share
  First quarter adjusted EBITDA of $15.0 million, up 15.2 percent from the first quarter 2010. Adjusted EBITDA was 26.1 percent of net sales in the first quarter 2011 compared to 25.4 percent of net sales in the first quarter 2010
  Completion of a new $225 million Senior Secured Credit Facility, fully replacing the Company’s First Lien Credit Facility and Mandatorily Redeemable Preferred Shares

Reported net sales for the first quarter were $57.5 million, an increase of $6.3 million versus the prior year. Leading the quarter-over-quarter growth were the Company’s Retail, Standards and Industrial product lines which increased by 46.8, 16.1 and 14.5 percent, respectively. On a regional basis, the Company experienced strong growth in Europe, which grew by 21.4 percent to $23.3 million as compared to $19.1 million in net sales for the first quarter of 2010.

Thomas J. Vacchiano Jr., the Company's Chief Executive Officer, stated, "I am pleased to report that we have continued our strong 2010 financial performance into the first quarter of 2011. We believe these results reflect the value our customers see in X-Rite’s innovative portfolio of products and services. An example of this is the recently released i1 Professional Color Management product line. This includes the groundbreaking i1Profiler software technology designed to provide the power and control needed to create the highest quality color profiles, regardless of a user’s skill level, along with the new PANTONE® Color Manager software.”

First quarter 2011 operating income of $9.0 million reflected a dramatic increase compared to the prior first quarter operating income of $4.9, or 86.2 percent. Operating income as a percent of net sales improved to 15.7 percent for the first quarter ended 2011, compared to 9.5 percent for the same period in 2010. The improved operating income is a reflection of the Company’s high operating leverage with strong gross margins of 59.9 percent and continued focus on operational efficiencies.

Adjusted EBITDA of $15.0 million for the first quarter increased by $2.0 million, or 15.2 percent compared to the same period in 2010. The Company’s improved operating results over the last several quarters combined with strong positive cash flow positioned the Company to successfully complete a significant debt refinancing in the first quarter. As previously announced, the Company fully paid off the Mandatorily Redeemable Preferred Shares and the First Lien Credit Facility in exchange for a new $225 million Senior Secured Credit Facility. Beginning borrowings under the new facility are $185 million. The Company estimates annualized interest of $10 million, which is a significant reduction from the prior year’s levels. In connection with the refinancing, the Company recorded $13.8 million for loss on redemption of the preferred shares and debt refinancing costs.

For the quarter ended April 2, 2011, the Company reported cash from operating activities of $1.1 million. The Company’s cash generated from operations in the quarter was reduced by changes in working capital, the largest component of which was payment of 2010 year-end variable compensation accruals.

Rajesh K. Shah, X-Rite’s Chief Financial Officer, commented, “Our continued sales growth and improving profitability provide us with excellent future opportunities. Our ability to leverage sales growth to yield continuing improvements in operating income and strong cash flows from operations is expected to contribute to improving stakeholder value."

Vacchiano closed by saying, "2011 is off to a good start notwithstanding the macroeconomic uncertainty still lingering in the global markets. Based on what we see today, second quarter sales are expected to continue to reflect double-digit growth over prior year.”

Conference Call

X-Rite invites all interested parties to listen to the live webcast discussing the first quarter results on Thursday, May 5, at 11:00 a.m. EDT. The call will be co-hosted by Thomas J. Vacchiano, Jr., the Company’s Chief Executive Officer, and Rajesh K. Shah, the Company’s Chief Financial Officer. You can access the webcast and conference call financial presentation at www.ir.xrite.com. If you would like to dial in to the live call, please call 616-803-2203 and the number will be provided. An archived version of this webcast will be available on X-Rite’s website shortly after the live broadcast.

About X-Rite

X-Rite is a global leader in color science and technology. The Company, which includes design industry color leader Pantone LLC, develops, manufactures, markets and supports innovative color solutions through measurement systems, software, color standards and services. X-Rite’s expertise in inspiring, selecting, measuring, formulating, communicating and matching color helps users get color right the first time and every time, which translates to better quality and reduced costs. X-Rite serves a range of industries, including printing, packaging, photography, graphic design, video, automotive, paints, plastics, textiles, dental and medical. For further information, please visit www.xrite.com.

Forward-looking Statements

This release contains forward-looking statements based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “should,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “model,” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks associated with our international operations; our substantial debt level; the possibility that the market for the sale of certain products and services may not develop as expected; our ability to protect our intellectual property rights; the existence or enactment of adverse U.S. and foreign government regulation; the risk that the development of products and services may not proceed as planned; adverse general domestic and international economic conditions including interest rate and currency exchange rate fluctuations; the difficulty of efficiently managing our cost structure for capital expenditures, materials and overhead, as well as operating expenses such as wages and benefits due to the vertical integration of our manufacturing processes; the impact of competitive products or technologies and competitive pricing pressures; potential business disruptions; the economic downturn in the global economy; and other risks that are described from time to time under the heading “Risk Factors” in our annual and quarterly reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. Readers of this information are cautioned not to place undue reliance on these forward-looking statements, since, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this release. We undertake no obligation to update, amend or clarify forward-looking statements after the date of the presentation, whether as a result of new information, future events or otherwise.

X-Rite, Incorporated
Consolidated Income Statement
(unaudited)
(in millions)

	Three Months Ended
	April 2,	April 3,
	2011	2010

Net Sales	$57.5	$51.2

Cost of sales	23.0	20.2

Gross profit	34.5	31.0
Gross margin	59.9%	60.5%

Operating expenses:
Selling and marketing	14.8	13.1
Research, development and engineering	5.7	5.6
General and administrative	5.0	5.7
Restructuring and other related charges	-	1.7
	25.5	26.1
Operating income	9.0	4.9

Interest expense	(5.6)	(7.6)
Loss on redemption of preferred shares
and debt refinancing costs	(13.8)	-
Other income (loss)	(0.6)	0.5

Loss before income taxes	(11.0)	(2.2)

Income tax benefit	-	(0.1)

Net loss	$(11.0)	$(2.1)

Earnings Per Share
Basic and diluted	$(0.13)	$(0.03)

X-Rite, Incorporated
Net Sales by Product Line
(unaudited)
(in millions)

	Three Months Ended
	April 2,	April 3,
	2011	2010
Imaging and Media	$20.9	$19.6
Industrial	12.5	10.9
Standards	11.7	10.0
Support Services	7.1	6.5
Retail	4.0	2.8
Other	1.3	1.4
Total	$57.5	$51.2

X-Rite, Incorporated
Consolidated Condensed Balance Sheet
(unaudited)
(in millions)

	April 2,	January 1,
	2011	2011

Cash	$6.9	$11.7
Accounts Receivable	32.3	31.8
Inventory	28.7	27.7
Other Current Assets	6.3	5.7
Total Current Assets	74.2	76.9
Goodwill and Other Intangible Assets	299.9	302.8
Other Non-Current Assets	62.8	59.4
Total Assets	436.9	439.1

Current Maturities on Long-Term Debt	8.5	1.4
Accounts Payable and Other Accrued Liabilities	26.1	33.5
Total Current Liabilities	34.6	34.9
Long-Term Debt	176.5	135.2
Mandatorily Redeemable Preferred Stock(1)	-	36.4
Other Liabilities	13.0	11.1
Total Liabilities	224.1	217.6

Shareholders' Investment	212.8	221.5

Total Liabilities and Shareholders' Investment	$436.9	$439.1

(1)	Net of $10.6 million Discount on Mandatorily Redeemable Preferred Stock as of January 1, 2011

X-Rite, Incorporated
Consolidated Statement of Cash Flows
(unaudited)
(in millions)

	Three Months Ended
	April 2,	April 3,
	2011	2010

Net loss	$(11.0)	$(2.1)
Non-cash adjustments to net loss:
Depreciation	1.6	1.6
Amortization	4.1	4.0
Non-cash interest expense	2.0	3.5
Loss on redemption of preferred shares
and debt refinancing costs	13.8	-
Other	0.5	3.1
Sub-total non-cash adjustments	22.0	12.2
Changes in operating assets and liabilities	(9.9)	0.1
Net Cash provided by operating activities	1.1	10.2

Net Cash used for investing activities	(3.0)	(1.5)

Cash flows before financing activities	(1.9)	8.7

Proceeds from long-term debt	185.0	-
Payments of long-term debt	(136.6)	(6.4)
Redemption of preferred shares	(47.0)	-
Refinancing related charges	(5.5)	-
Net Cash used for financing activities	(4.1)	(6.4)

Effect of exchange rate changes on cash	1.2	(2.0)

Net increase (decrease) in cash	(4.8)	0.3
Cash, beginning of period	11.7	29.1
Cash, end of period	$6.9	$29.4

EBITDA and Non-GAAP Financial Measures
As required by the Securities and Exchange Commission regulation G, the following tables contain information regarding the non-GAAP adjustments used by the Company in the presentation of its financial results:

X-Rite, Incorporated
Reconciliation of Reported Financial Results to Adjusted EBITDA as defined by Credit Agreements*
(unaudited)
(in millions)

	Three Months Ended
	April 2,	April 3,
	2011	2010

Net loss	$(11.0)	$(2.1)

EBITDA Adjustments:
Depreciation	1.6	1.6
Amortization	4.1	4.0
Restructuring and other related costs	-	1.7
Share-based compensation	0.3	0.8
Net interest expense and debt refinancing and related charges	19.4	7.6
Currency loss (gain)	0.7	(1.0)
Income tax benefit	-	(0.1)
(Gain) loss on sale of assets	(0.1)	0.5
Other	-	-
	26.0	15.1

Adjusted EBITDA based on credit agreement	15.0	13.0

Net Sales	57.5	51.2

Adjusted EBITDA Margin(1)	26.1%	25.4%
(1)	Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA into Net Sales. These calculations were performed on the actual results and not rounded figures.

**	Adjusted EBITDA for the first quarter of 2010 as shown is based on the 2008 credit agreement calculation. Modifications to this agreement in the Company's 2011 credit agreement allow for an adjustment for excess bonus payments over target not to exceed $2.6 million. This adjustment to the credit agreement resulted in no change to the Company's Adjusted EBITDA for the three month period ended April 3, 2010.

X-Rite, Incorporated
Reconciliation of reported losses and diluted per share to adjusted earnings and adjusted diluted earnings per share*

	As Reported		As Adjusted
	Three Months Ended	Debt Refinancing and	Three Months Ended
	April 2, 2011	Related Charges(a)	April 2, 2011

Net Loss	$(11.0)	$13.8	$2.8

Diluted Earnings Per
Share	$(0.13)	$0.16	$0.03
(a) These adjustments present the Company's results of operations excluding refinancing and related charges. The adjusted financial results are used by management, and allow investors, to evaluate the operating performance of the Company on a comparable basis.

* To supplement the consolidated financial statements presented in accordance with Generally Accepted Accounting Principles ('GAAP'), the Company presents the non-GAAP financial measures, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Diluted Earnings Per Share, as measures of our core operating performance.  Adjusted EBITDA is defined as [net income (loss) before depreciation, amortization, restructuring and other related costs, share-based compensation expense, net interest expense, currency loss (gain),  income tax benefit, (gain) loss on sale of assets and other special items],  which adjustments represent  significant items that are not part of our core operations.  The Company uses Adjusted EBITDA and Adjusted EBITDA Margin as a measures of liquidity and its ability to meet its debt service and because its senior credit facility uses Adjusted EBITDA to measure the Company’s compliance with certain covenants.  In addition,  the Company presents Adjusted Diluted Earnings Per Share to exclude the effects of the debt refinancing and related charges.  These adjustments present the Company's results of operations excluding the debt refinancing and related charges.  The Company believes these non-GAAP measures provide useful information to both management and investors to increase comparability to the prior period by adjusting for certain items that may not be indicative of core operating measures.  Other companies may calculate these non-GAAP measures (or similarly titled measures) differently.  Management does not, nor should investors, consider such non-GAAP financial measures in isolation from, or as a substitution for, financial information prepared in accordance with GAAP.  A reconciliation of all non-GAAP measures included in this press release, to the most directly comparable GAAP measures, are found in the financial tables above.

CONTACT:
X-Rite, Incorporated
Rajesh K. Shah, CFO
616-803-2143
rshah@xrite.com